English Translation of

Lease Management Agreement on Company Management Rights

Party A: (Lessor) Zhuhai Tengfei Investment Co. Ltd

Address: Jida Jiuzhou East Ave #1206 Level 4 Room 4002, Zhuhai

Tel：_0756-8896837_

　　Legal representative: Xu Li Ying

Party B: (Lessee): Hong Kong's Realgold Venture Pte Limited

Address: 89 Queensway, Lippo Centre Tower 1 Room 1105, Admiralty, Hong Kong

Tel：（852）2537 7886

Legal representative:  Tan Lung Lai

        In line with the basic requirements of the "Contract Law" of the People's Republic of China, Party A and Party B have reached mutual agreement through friendly consultation to conclude a contract per clauses below, making mutual commitment for execution.

　　Clause I  Lessor willingly leases the management rights of wholly owned subsidiary Zhuhai Tengda International Travel Agency Co. Ltd (hereafter referred to as "Tengda Travel Agency") to the Lessee.

        Clause II  After the operating lease takes effect, the Lessee will take over all management rights for Tengda Travel Agency, but the business scope of Tengda Travel Agency will remain unchanged, remaining in line with industry characteristics and development plans.

　　Clause III  After the operating lease takes effect, the Lessee has the right to make changes to Tengda Travel Agency with respect to management structure and HR selection, making it independent from the Lessor for the purposes of accounting and financial statements, and designating the Lessee as the legal person with overall management responsibility. All returns from the operations of Tengda Travel Agency will belong to the Lessee. Lessee will have ultimate control over management, P&L, restructuring and development.

　　Clause IV  After the operating lease takes effect, the Lessee will have the right to dispose and allocate all existing assets of Tengda Travel Agency, including cash and liquid capital.

　　Clause V  All debts prior to the beginning of the operating lease will be settled by the Lessor.

        Clause VI  The term of the operating lease is 20 years, starting from November 20th, 2012, ending on November 19th, 2032. Total nominal lease amount is RMB 2 million, with RMB 100K payable per year.

　　Clause VII  Lease payments should be made annually within 30 days of the beginning of the calendar year, for a lump sum of RMB 100K to be issued via bank transfer.

　　Clause VIII  During the term of the operating lease, the Lessee may make investments in Tengda Travel Agency and claim returns, at term expiration, investment properties maybe either removed or sold to the Lessor.

　　Clause IX  Rights of the Lessee

　　1. Lessee holds complete usage rights to leased properties;

　　2. Lessee holds complete management authority over the operations of Tengda Travel Agency;

　　3. Lessee holds the right to restructure operations; right to appoint and dismiss personnel; right to hire technical professionals; right to reward and penalize, hire, and fire employees;

　　4. Lessee holds the right to determine salary structure, salary standards, and capital allocation;

　　5. After-tax profits of Tengda Travel Agency will be administered by the Lessee, who may choose to determine the method of allocation through consultation with employees.

　　Clause X  Obligations of the Lessee

　　1. Lessee must pay taxes, fees, and fund financing in accordance with relevant regulations, including employee benefits;

　　2. Lessee must make lease payments in full and in a timely fashion;

　　3. Lessee must ensure that leased properties remain in good condition, and may not sublease or subcontract to others without the approval of the Lessor;

　　4. Lessee must ensure the legal rights of employees, and should consistently boost average income of employees, improve employee working conditions and benefits where possible given higher economic returns.

　　Clause XI  Rights of the Lessor

　　1. The right to collect rent in full and on time from the Lessee;

　　2. The right to monitor and ensure no damage to leased property;

　　3. The right of overseeing business scope and direction of the Lessee;

　　4. The right to inspect the operation for service quality.

　　Clause XII  Obligations of the Lessor

　　1. Per request of the Lessee, actively assist in resolving any difficulties and challenges in operating activities.

　　2. May not violate the contract by interfering with the management control of the Lessee or disrupting the operating activities of the Lessee.

　　3. Ensure the legal rights of the Lessee under the terms of the contract.

　　Clause XIII  This contract becomes effective after both Parties sign and apply their company seals. The contract becomes legally binding upon taking effect, and may not be unilaterally modified or dissolved by either Party, so any need for modification or dissolution of contract requires the written mutual agreement of both Parties.

　　Clause XIV  During the term of the contract, if national policy changes drastically relative to the time of signing, the Party impacted has the right to request contract modification or dissolution.

　　Clause XV  In the event that Lessor violates contractual stipulations, interferes in Lessee operating activities, prevents continued Lessee operations, or legal income of the Lessee is no longer ensured, the Lessee has the right to dissolve the contract and demand the Lessor take responsibility for breach of contract.

　　Clause XVI  In the event of force majeure precluding fulfillment or complete fulfillment of terms, the contract may be modified or dissolved through mutual consultation.

　　Clause XVII  The contract will automatically terminate once the term of lease expires.

　　Clause XVIII  After expiration of the lease term, if the Lessor still looks to lease operations, the Lessee has the priority to lease under equal conditions.

　　Clause XIX  Both Parties to the lease agreement must fully and substantively execute this contract, failure to execute or incomplete execution of contractual obligations will be handled in line with relevant clauses of the "Contract Law of the People's Republic of China".

　　Clause XX  In the event that Lessee fails to pay the annual lease amount on time, it must assume responsibility for breach of contract, paying a penalty equivalent to 10% of the annual lease amount, as well as a late fee equal to 0.0003 times the annual lease amount per day.

　　Clause XXI  Upon expiration of the lease term, if the Lessee is unable to return leased property in the original condition, the Lessee must pay for the losses plus a penalty equivalent to 10% of the losses.

　　Clause XXII  If the Lessor violates contractual stipulations, it must assume responsibility for breach of contract, any resulting economic losses must be directly compensated plus a penalty equivalent to 10% of the annual lease amount.

　　Clause XXIII  Any dispute that arises between the Parties to the lease should be resolved through consultation and mediation, if neither consultation or mediation achieves resolution, then suit may be filed in the People's Court.

　　Clause XXIV  This contract exist in three formal copies, with each Party holding one set, and one set delivered to the US law firm.

Lessor representative: (Signature)______  Lessee representative: (Signature)_____

Date: 2012 Year 11 Month 22 Day           Date:  2012 Year 11 Month 22 Day